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FOR IMMEDIATE RELEASE                                  March 19, 2001

REPUBLIC BANCORP, INC.                           For Further Information:
ANNOUNCES FINAL RESULTS OF                       KEVIN SIPES
TENDER OFFER                                     Chief Financial Officer
                                                 (502) 584-3600

        LOUISVILLE, KY - Republic Bancorp, Inc. (NASDAQ:RBCAA) the holding company for Republic Bank & Trust Company today announced the final results of its tender offer, which expired on March 13, 2001. Republic accepted for payment at a price of $10 per share, a total of 747,319 shares of Class A Common Stock.


REPUBLIC BANK & TRUST COMPANY HAS 21 BANKING CENTERS IN 7 KENTUCKY  COMMUNITIES:
BOWLING GREEN, ELIZABETHTOWN, FRANKFORT, LEXINGTON, LOUISVILLE, OWENSBORO, AND SHELBYVILLE; A LOAN PRODUCTION OFFICE IN CLARKSVILLE, INDIANA; REFUNDS NOW, A NATIONWIDE TAX REFUND LOAN AND CHECK PROVIDER AND INTERNET BANKING AT WWW.REPUBLICBANK.COM. REPUBLIC BANK IS HEADQUARTERED IN LOUISVILLE, KENTUCKY AND HAS $1.5 BILLION IN ASSETS. REPUBLIC BANCORP, INC., REPUBLIC BANK'S PARENT COMPANY, IS TRADED ON THE NASDAQ (RBCAA).